UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 26, 2005

TIVO INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27141	77-0463167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2160 Gold Street, Alviso, California	95002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408)519-9100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

On May 26, 2005 we announced financial results for our first quarter ended April 30, 2005.

Service and technology revenues for the quarter increased 59% to $40.0 million, compared with $25.2 million for the same period last year. Net loss for the quarter was ($0.9) million, or ($0.01) per share, compared to a net loss of ($9.1) million, or ($0.11) per share, for the three months ended April 30, 2004.

Our total subscriptions reached more than 3.3 million, with the addition of 319,000 total net new subscriptions in the quarter. The installed base of DIRECTV with TiVo subscriptions is now approximately 2.1 million with the addition of 247,000 net new subscriptions in the quarter; while the installed base of TiVo-Owned subscriptions grew by 72,000 in Q1 to a level of over 1.2 million.

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended
	April 30, 2005	April 30, 2004
Service revenues	$38,344	$22,159
Technology revenues	1,676	3,015

Service and Technology revenues	40,020	25,174

Hardware sales	10,526	14,337
Rebates, rev share & other pmts to channel	(3,638)	(4,988)

Net revenues	46,908	34,523

Cost of service revenues	8,639	5,593
Cost of technology revenues	227	1,962
Cost of hardware sales	15,642	16,850

Gross margin	22,400	10,118

Research and development	10,904	8,999
Sales and marketing	6,830	5,600
General and administrative	6,138	4,239

Loss from operations	(1,472)	(8,720)

Interest and other income (expense), net	623	(329)
Provision for taxes	(8)	(18)

Net loss attributable to common stockholders	$(857)	$(9,067)

Net loss per common share - basic and diluted	$(0.01)	$(0.11)

Weighted average common shares used to calculate basic & diluted	82,381	79,800

TIVO INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	As of April 30, 2005	As of January 31, 2005
Assets
Cash, cash equivalents and short-term investments	$105,491	$106,345
Accounts receivable, net	8,128	25,879
Inventories	18,983	12,103
Prepaid expenses and other	4,650	5,714
Intangible, property and equipment, net	13,262	10,011

Total assets	$150,514	$160,052

Liabilities & stockholders’ deficit
Line of Credit	$6,000	$4,500
Accounts payable and other liabilities	35,691	53,096
Deferred revenue	109,936	105,148
Total stockholders' deficit	(1,113)	(2,692)

Liabilities & stockholders’ deficit	$150,514	$160,052

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three months ended
	April 30, 2005	April 30, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss attributable to common stockholders	$(857)	$(9,067)
Non-cash adjustments to reconcile net loss to net cash provided by operating activities:	1,369	1,985
Changes in operating assets and liabilities:
Working capital	(5,491)	(314)
Long-term prepaid assets and liabilities	21	664
Deferred revenue	4,788	392

Net cash provided by (used in) operating activities	(170)	(6,340)

Acquisition of property and equipment and intangibles, net	(4,678)	(750)
Purchases and Sales and maturities of marketable securities, net	4,400	(10,400)

Net cash used in investing activities	(278)	(11,150)

Net cash provided by financing activities	3,994	2,215

NET CHANGE IN CASH AND CASH EQUIVALENTS
Balance at beginning of period	87,245	138,210
Balance at end of period	90,791	122,935

Net increase (decrease) in cash	$3,546	$(15,275)

TIVO INC.

OTHER DATA

Subscriptions

	Three Months Ended
(Subscriptions in thousands)	April 30, 2005	April 30, 2004
TiVo-Owned	72	68
DIRECTV	247	196

Total Subscriptions Net Additions	319	264

TiVo-Owned	1,213	724
DIRECTV	2,107	872

Total Cumulative Subscriptions	3,320	1,596

% of TiVo -Owned Subscriptions paying recurring fees	51%	42%

Included in the 3,320,000 subscriptions are approximately 76,000 lifetime subscriptions that have reached the end of the 48-month period TiVo uses to recognize lifetime subscription revenue. These lifetime subscriptions no longer generate subscription revenue.

TIVO INC.

OTHER DATA – KEY BUSINESS METRICS

	Three Months Ended
TiVo-Owned Churn Rate	April 30, 2005	April 30, 2004
	(In thousands)
Average TiVo-Owned subscriptions (for the quarter)	1,180	691
TiVo-Owned subscription cancellations (for the quarter)	(32)	(14)

TiVo-Owned Churn Rate per month	-0.9%	-0.7%

TiVo-Owned Churn Rate. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing subscribers by providing compelling services that are competitive in the market. We define the TiVo-Owned Churn Rate as the average TiVo-Owned subscription (including both monthly and product lifetime subscriptions) cancellations per month in the period divided by the average of TiVo-Owned subscriptions for the period. We calculate average subscriptions by adding the average subscriptions for each month and dividing by the number of months in the period. We calculate average subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended		Twelve Months Ended
Subscription Acquisition Cost	April 30, 2005	April 30, 2004	April 30, 2005	April 30, 2004
	(In thousands, except SAC)
Sales and marketing expenses	$6,830	$5,600	$38,597	$20,548
Rebates, revenue share, and other payments to channel	3,638	4,988	53,346	11,790
Hardware revenues	(10,526)	(14,337)	(107,464)	(72,410)
Cost of hardware revenues	15,642	16,850	119,115	77,508
Total Acquisition Costs	15,584	13,101	103,594	37,436
TiVo-Owned Subscription Gross Additions	104	82	576	323

Subscription Acquisiton Cost (SAC)	$150	$160	$180	$116

Subscription Acquisition Cost (“SAC”). Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. As a result of the seasonal nature of our subscription growth, our SAC varies significantly during the year. Management primarily reviews this metric on an annual basis due to the timing difference between our recognition of promotional program expense and the subsequent addition of the related subscription acquisition. Accordingly, we are presenting SAC on a trailing twelve months basis as well in order to show SAC over the longer-term. We do not include DIRECTV subscription gross additions in our calculation of SAC because we incur limited or no acquisition costs for new DIRECTV subscriptions. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended
TiVo-Owned Average Revenue per Subscription	April 30, 2005	April 30, 2004
	(In thousands, except ARPU)
Service and Technology revenues	$40,020	$25,174
Less: Technology revenues	(1,676)	(3,015)

Total Service revenues	38,344	22,159
Less: DIRECTV-related service revenues	(7,099)	(3,815)

TiVo-Owned-related service revenues	31,245	18,344
Average TiVo-Owned revenues per month	10,415	6,115
Average TiVo-Owned per month subscriptions	1,180	691

TiVo-Owned ARPU per month	$8.83	$8.85

	Three Months Ended
DIRECTV Average Revenue per Subscription	April 30, 2005	April 30, 2004
	(In thousands, except ARPU)
Service and Technology revenues	$40,020	$25,174
Less: Technology revenues	(1,676)	(3,015)

Total Service revenues	38,344	22,159
Less: TiVo-Owned-related service revenues	(31,245)	(18,344)

DIRECTV-related service revenues	7,099	3,815
Average DIRECTV revenues per month	2,366	1,272
Average DIRECTV per month subscriptions	1,994	770

DIRECTV ARPU per month	$1.19	$1.65

Average Revenue Per Subscription (“ARPU”). Management reviews this metric, and believes it may be useful to investors, in order to evaluate the potential of our subscription base to generate revenues from a variety of sources, including subscription fees, advertising, and audience measurement research. ARPU does not include rebates, revenue share and other payments to channel that reduce our GAAP revenues, and as a result you should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share and other payments to channel because of the discretionary nature of these expenses and because management believes these expenses are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies.

The decrease in ARPU per month for DIRECTV is the result of the large addition of new DIRECTV subscriptions. While these more recent DIRECTV subscription additions offer lower recurring revenues than subscriptions added during earlier phases of our DIRECTV relationship, they result in more attractive percent margins in our financial results because they generally involve limited or no acquisition costs and lower recurring expenses.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo’s business, services, business development, strategy, subscriptions, and future earnings and financial results. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under “Factors That May Affect Future Operating Results” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2005. We caution you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIVO INC.

Date: May 26, 2005	By:	/s/ David H. Courtney
David H. Courtney
Executive Vice President, Chief Financial Officer, and General Manager, Corporate Products and Services Group
(Principal Financial and Accounting Officer)